EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 13.6%; EPS Increases to $25.69

MEMPHIS, Tenn., Dec. 07, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $3.7 billion for its first quarter (12 weeks) ended November 20, 2021, an increase of 16.3% from the first quarter of fiscal 2021 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 13.6% for the quarter.

“Our strong sales and earnings this first quarter are a continuing testament to our AutoZoners’ commitment to going the extra mile for our customers. Our retail and commercial sales performance were consistently strong all quarter. Our commercial business growth continues to be exceptionally strong at 29.4% as the investments we are making are positioning us well in the marketplace. We are optimistic about our growth prospects for the balance of the fiscal year,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 52.5%, a decrease of 65 basis points versus the prior year. The decrease in gross margin was primarily driven by initiatives to accelerate Commercial business growth. Operating expenses, as a percentage of sales, was 31.9% versus 33.6% last year. The decrease in operating expenses, as a percentage of sales, was driven by strong sales growth.

Operating profit increased 22.6% to $754.5 million. Net income for the quarter increased 25.5% over the same period last year to $555.2 million, while diluted earnings per share increased 38.1% to $25.69 from $18.61 in the year-ago quarter. The increase in net income was driven by strong topline growth and operating expense leverage.

Under its share repurchase program, AutoZone repurchased 515 thousand shares of its common stock for $900 million during the first quarter, at an average price of $1,749 per share. At the end of the first quarter, the Company had $1.018 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 3.0% over the same period last year, driven by new stores. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $207 thousand versus negative $99 thousand last year and negative $203 thousand last quarter.

“While the COVID-19 pandemic continues to impact our customers’ and AutoZoners’ lives, our primary focus remains the well-being and safety of our customers and AutoZoners. We will continue to invest to make our stores the best and safest place to shop for everyone’s automotive needs. During these unique and challenging times, we will strive to deliver the best customer service possible. As we continue to prudently invest capital in our business, we remain committed to our long-term, disciplined, approach of increasing operating earnings and cash flow while utilizing our balance sheet effectively,” said Rhodes.

During the quarter ended November 20, 2021, AutoZone opened 15 new stores in the U.S., two stores in Mexico and one store in Brazil. As of November 20, 2021, the Company had 6,066 stores in the U.S., 666 in Mexico and 53 in Brazil for a total store count of 6,785.

AutoZone is the leading retailer, and a leading distributor, of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 7, 2021, beginning at 10:00 a.m. (EST) to discuss its first quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 43768 through December 21, 2021.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 28, 2021, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations
1st Quarter, FY2022
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 20, 2021	November 21, 2020

Net sales	$3,668,904	$3,154,261
Cost of sales	1,743,744	1,478,644
Gross profit	1,925,160	1,675,617
Operating, SG&A expenses	1,170,675	1,060,392
Operating profit (EBIT)	754,485	615,225
Interest expense, net	43,284	46,179
Income before taxes	711,201	569,046
Income tax expense(1)	155,966	126,613
Net income	$555,235	$442,433
Net income per share:
Basic	$26.45	$19.05
Diluted	$25.69	$18.61
Weighted average shares outstanding:
Basic	20,988	23,223
Diluted	21,609	23,778

(1)The twelve weeks ended November 20, 2021 and the comparable prior year period include $11.3M and $7.6M in tax benefits from stock option exercises, respectively

Selected Balance Sheet Information
(in thousands)
	November 20, 2021	November 21, 2020	August 28, 2021

Cash and cash equivalents	$961,125	$1,664,005	$1,171,335
Merchandise inventories	4,768,258	4,628,334	4,639,813
Current assets	6,349,146	6,836,795	6,415,303
Property and equipment, net	4,857,928	4,586,002	4,856,891
Operating lease right-of-use assets	2,717,566	2,607,019	2,718,712
Total assets	14,460,949	14,568,574	14,516,199
Accounts payable	6,171,344	5,282,313	6,013,924
Current liabilities	8,087,893	6,456,703	7,369,754
Operating lease liabilities, less current portion	2,624,676	2,524,008	2,632,842
Total debt	5,271,266	5,514,874	5,269,820
Stockholders' deficit	(2,124,750)	(1,026,980)	(1,797,536)
Working capital	(1,738,747)	380,092	(954,451)

AutoZone's 1st Quarter Highlights - Fiscal 2022

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)	Trailing 4 Quarters
	November 20, 2021	November 21, 2020
Net income	$2,283,116	$1,825,067
Add: Interest expense	192,442	203,601
Income tax expense	608,229	504,213
EBIT	3,083,787	2,532,881

Add: Depreciation and amortization	417,722	397,267
Rent expense(1)	349,680	332,218
Share-based expense	59,899	45,347
EBITDAR	$3,911,088	$3,307,713

Debt	$5,271,266	$5,514,874
Financing lease liabilities	274,703	232,921
Add: Rent x 6(1)	2,098,080	1,993,308
Adjusted debt	$7,644,049	$7,741,103

Adjusted debt to EBITDAR	2.0	2.3

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	November 20, 2021	November 21, 2020
Net income	$2,283,116	$1,825,067
Adjustments:
Interest expense	192,442	203,601
Rent expense(1)	349,680	332,218
Tax effect(2)	(113,846)	(115,737)
Adjusted after-tax return	$2,711,392	$2,245,149

Average debt(3)	$5,368,050	$5,437,062
Average stockholders' deficit(3)	(1,647,246)	(1,404,980)
Add: Rent x 6(1)	2,098,080	1,993,308
Average financing lease liabilities(3)	247,537	214,601
Invested capital	$6,066,421	$6,239,991

Adjusted After-Tax ROIC	44.7%	36.0%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended November 20, 2021 and November 21, 2020

(in thousands)	Trailing 4 Quarters
	November 20, 2021	November 21, 2020
Total lease cost, per ASC 842, for the trailing four quarters	$436,488	$413,790
Less: Financing lease interest and amortization	(61,102)	(56,256)
Less: Variable operating lease components, related to insurance and common area maintenance	(25,706)	(25,316)
Rent expense for the trailing four quarters	$349,680	$332,218

(2) Effective tax rate over trailing four quarters ended November 20, 2021 and November 21, 2020 is 21.0% and 21.6%, respectively
(3)All averages are computed based on trailing 5 quarter balances

Other Selected Financial Information
(in thousands)
	November 20, 2021	November 21, 2020
Cumulative share repurchases ($ since fiscal 1998)	$26,632,428	$23,032,434
Remaining share repurchase authorization ($)	1,017,572	117,566

Cumulative share repurchases (shares since fiscal 1998)	150,803	148,281

Shares outstanding, end of quarter	20,674	22,855

Depreciation and amortization	99,590	89,551

Capital spending	102,269	113,036

AutoZone's 1st Quarter Highlights - Fiscal 2022
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 20, 2021		November 21, 2020
Domestic:
Beginning stores	6,051		5,885
Stores opened	15		39
Ending domestic stores	6,066		5,924

Relocated stores	3		4

Stores with commercial programs	5,211		5,043

Square footage (in thousands)	39,865		38,823

Mexico:
Beginning stores	664		621
Stores opened	2		-
Ending Mexico stores	666		621

Brazil:
Beginning stores	52		43
Stores opened	1		2
Ending Brazil stores	53		45

Total	6,785		6,590

Square footage (in thousands)	45,214		43,781
Square footage per store	6,664		6,644

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	November 20, 2021		November 21, 2020		November 20, 2021	November 21, 2020
Sales per average store	$532		$472		$2,226	$1,960
Sales per average square foot	$80		$71		$335	$295

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$3,605,508		$3,101,597		$14,885,624	$12,764,287
% Increase vs. LY	16.2%		13.1%		16.6%	8.2%

Domestic Commercial
Total domestic commercial sales	$899,919		$695,343		$3,550,026	$2,801,626
% Increase vs. LY	29.4%		11.9%		26.7%	6.2%

Average sales per program per week	$14.4		$11.5		$13.3	$10.8
% Increase vs. LY	25.2%		9.2%		23.1%	5.3%

All Other, including ALLDATA
All other sales	$63,396		$52,664		$258,605	$228,902
% Increase vs. LY	20.4%		5.8%		13.0%	4.0%

	12 Weeks Ended		12 Weeks Ended
	November 20, 2021		November 21, 2020
Domestic same store sales	13.6%		12.3%

Inventory Statistics (Total Stores)
	as of		as of
	November 20, 2021		November 21, 2020
Accounts payable/inventory	129.4%		114.1%

($ in thousands)
Inventory	$4,768,258		$4,628,334
Inventory per store	703		702
Net inventory (net of payables)	(1,403,086)		(653,979)
Net inventory / per store	(207)		(99)

	Trailing 5 Quarters
	November 20, 2021		November 21, 2020
Inventory turns	1.5	x	1.3	x